UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 10, 2014 (October 6, 2014)

CAESARS ENTERTAINMENT CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-10410	62-1411755
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Caesars Palace Drive, Las Vegas, Nevada 89109

(Address of Principal Executive Offices)(Zip Code)

(702) 407-6000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On October 10, 2014, the Company announced the appointment of Keith Causey as Senior Vice President and Chief Accounting Officer. Mr. Causey, age 50, joins the Company from General Motors, where he served as Executive Director, Global Business Services since 2013 and Assistant Controller from 2008 to 2013. A copy of the press release announcing Mr. Causey’s appointment is filed herewith as Exhibit 99.1 and incorporated by reference herein. Mr. Causey replaces Diane Wilfong, who resigned on October 6, 2014 to pursue another opportunity. There are no disagreements between Ms. Wilfong and the Company regarding the Company’s financial reporting, operations, policies or practices.

Under the terms of his offer letter, Mr. Causey will receive an annual base salary of $500,000, will be eligible to participate in the Annual Management Bonus Plan (with a target range of annual bonus opportunity of 40% to 75% of base salary and a guaranteed bonus at 60% of base salary for 2014, paid in March 2015), will receive a signing bonus of $300,000 and will be eligible to participate in the Long Term Incentive Program (with a grant of $350,000 restricted stock units as a signing bonus, subject to approval by the Company’s Human Resources Committee; if the grant is not approved any difference will be paid ratably in cash over the vesting period). The Company will relocate Mr. Causey to the Las Vegas, Nevada area under the Company’s relocation policies and Mr. Causey will be able to participate in health, welfare, 401(k), insurance and vacation plans and policies of the Company. The Company expects to memorialize the terms of the offer letter in an employment agreement.

ITEM 9.01	EXHIBITS

99.1	Press release dated October 10, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAESARS ENTERTAINMENT CORPORATION

Date: October 10, 2014	By:	/s/ SCOTT E. WIEGAND
	Name:	Scott E. Wiegand
	Title:	Senior Vice President, Deputy General Counsel and Corporate Secretary